                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                              Quaker Oats Company
--------------------------------------------------------------------------------
                               (Name of Issuer)

                             Common Stock, $5 Par
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  747402 10 5
                        ------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

  CUSIP NO. 747402 10 5               13G                 Page 2 of 6 Pages
            -----------

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      NAMES OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Northern Trust Corporation                  36-2723087
      The Northern Trust Company                  36-1561860
      Northern Trust Bank of Arizona, NA          59-0258165
      Northern Trust Bank of California, NA       94-2938925
      Northern Trust Bank of Florida, NA          36-2798553
      Northern Trust Quantitative Advisors, Inc   36-3608252

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,108,259

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          108,596
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             751,344

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          304,926
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,246,651
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.90

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      TYPE OF REPORTING PERSON
12
      Northern Trust Corporation HC

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


                                                                            Pg.3

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].

1.   (a)  Quaker Oats Company
          -------------------
          (Name of Issuer)

     (b)  Quaker Tower, P.O. Box 049001, Chicago, Illinois 60604-9001
          -----------------------------------------------------------
          (Address of Issuer's Principal Executive Office)

2.   (a)  Northern Trust Corporation
          --------------------------
          (Name of Person Filing)

     (b)  50 South LaSalle Street, Chicago, Illinois 60675
          ------------------------------------------------
          (Address of Person Filing)

     (c)  U.S. (Delaware Corporation)
          ---------------------------
          (Citizenship)

     (d)  Common Stock, $5 Par
          ------------------------------
          (Title of Class of Securities)

     (e)  747402 10 5
          --------------
          (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b)(1)(ii)(G).

4.   (a)  1,246,651
          ---------
          (Amount Beneficially Owned)

     (b)  0.90
          ----
          (Percent of Class)

     (c)  Number of shares as to which such person has:

          (i)   1,108,259
                ---------
                (Sole Power to Vote or to Direct the Vote)

          (ii)    108,596
                ---------
                (Shared Power to Vote or to Direct the Vote)

          (iii)   751,344
                ---------
                (Sole Power to Dispose or Direct Disposition

          (iv)    304,926
                ---------
                (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

6. Statement regarding owenership of 5 percent or more on behalf of another person:




7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6) of the Act:

    The Northern Trust Company               Northern Trust Bank of Arizona N.A.
    50 South LaSalle Street                  2398 East Camelback Road
    Chicago, IL 60675                        Phoenix, AZ 85016

    Northern Trust Bank of California N.A.   Northern Trust Bank of Florida N.A.
    355 South Grand Avenue, Suite 2600       700 Brickwell Avenue
    Los Angeles, CA 90071                    Miami, FL 33131

    Norther Trust Quantitative Advisors, Inc.
    50 South LaSalle Street
    Chicago, IL 60675

8.  Identification and Classification of Members of the Group.

                                Not Applicable.


9.  Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        NORTHERN TRUST CORPORATION


                                        -------------------------------
                                        By: Perry R. Pero
                                            -------------

DATED: 7-08-98                          As its: Sr. Executive Vice President
       -------                                  ----------------------------

                                                                           Pg. 6

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop 1-4


                           RE: Quaker Oats Company
                               ---------------------

     Pursuant to the requirement of 240.13d-1(e)(1)(iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Norther Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.


                                            NORTHERN TRUST CORPORATION


                                            ------------------------------------
                                            By: Perry R. Pero
                                                -------------

DATED: 7-08-98                              As its: Sr. Executive Vice President
       -------                                      ----------------------------


The NORTHER TRUST COMPANY


------------------------------------
By: Perry R. Pero
    -------------
As its: Sr. Executive Vice President
       ----------------------------



NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA


----------------------------------
By: Barry G. Hastings
---------------------
As its Authorized Representative
       -------------------------


NORTHER TRUST QUANTITATIVE ADVISORS, INC.


----------------------------------
By: John Goodwin
----------------
As its Authorized Representative
       --------------------------